UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CORTLAND BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Cortland Bancorp 194 West Main Street Cortland, Ohio 44410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

Annual	April 12, 2005	The Cortland Savings and Banking Company
Meeting:	7:00 p.m., EST	194 West Main Street
Cortland, Ohio 44410

Record Date:		8:00 a.m., EST, March 1, 2005. If you were a shareholder at that time, you may vote at the Annual Meeting. Each common share entitles the holder to one vote on each matter to be voted on by shareholders at the Annual Meeting. Cumulative voting is not allowed in the election of directors. On the record date, Cortland Bancorp had 4,188,597 common shares outstanding.

Agenda:		1. To elect three directors to serve for terms of three years each until the Annual Meeting in 2008 and until their successors are elected and qualified.

2. To amend Section 2.01. Authority and Qualifications of the Code of Regulations.

3. To approve the form and use of indemnification agreements for directors.

4. To transact any other business that may properly come before the meeting.

Proxies:		Unless you specify on the proxy card to vote differently, the management proxies will vote all signed and returned proxies “FOR” the Board’s nominees for directors and “FOR” proposals 2 and 3. The management proxies will use their discretion on any other matters that may arise. If a named nominee cannot or will not serve as a director, the management proxies will vote for a substitute person nominated by the Board to serve as a director.

Proxies
Solicited By:		The Board of Directors of Cortland Bancorp. The cost of the solicitation is being borne by Cortland Bancorp. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of Cortland Bancorp and its subsidiaries by mail, telephone or personal contact. Cortland Bancorp will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries who are record holders of common shares not beneficially owned by them, for forwarding proxy materials to, and obtaining proxies from, the beneficial owners of such common shares.

First Mailing
Date:		We anticipate mailing this proxy statement on or about March 17, 2005.

Revoking
Your Proxy:		You may revoke your proxy before it is voted at the Annual Meeting. There are several ways you may revoke your proxy. You may deliver a signed, written revocation letter, dated later than the proxy; you may deliver a signed proxy, dated later than the first proxy; or you may attend the Annual Meeting and vote in person or by proxy. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

Note on Stock
Dividend:		All shares, share prices and related figures are restated in this proxy statement to reflect the 3% stock dividend paid January 1, 2005.

Your
Comments:		Your comments about any and all aspects of our business are welcome. Although we may not respond on an individual basis, your comments help us measure shareholder satisfaction. Collectively, we may benefit from your suggestions and comments.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

Board
Structure:	Cortland Bancorp’s Board of Directors currently has ten members. Section 2.02(c) of Cortland Bancorp’s Code of Regulations provides that the directors may fix or change the number of directors and may fill any director’s office that is created by an increase in the number of directors so long as the directors do not increase the size of the Board to more than 11 members or reduce the size of the Board to fewer than nine members. On August 24, 2004, the Board of Directors increased the size of the Board from nine members to ten and added Jerry A. Carleton to the Board.

The following information includes the principal occupation or employment of each director during the past five years. The directors are divided into three classes. Mr. Carleton was added to the class of directors whose terms will expire at the 2007 annual meeting of the shareholders. At each annual meeting of shareholders, the term of one class expires. Directors serve for three-year terms.

BOARD NOMINEES

The Board of Directors proposes that the three nominees identified below be elected for a new term of three years to expire at the 2008 annual meeting of shareholders. Common shares represented by properly executed and returned proxy cards will be voted FOR the election of the following nominees unless the authority to vote for one or more nominees is withheld. If a nominee who would otherwise receive the required number of votes becomes unable or unavailable to serve as a director, the individuals designated as proxy holders reserve full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees named below will not serve if elected.

The following information, as of March 1, 2005, concerning the age, principal occupation or employment, other affiliations and business experience of each nominee for re-election as a director has been furnished to Cortland Bancorp by each director. Unless otherwise indicated, each individual has had his principal occupation for more than five years.

PRINCIPAL OCCUPATION, AGE
	NAME	AND YEAR BECAME A DIRECTOR
If Elected,
Term will Expire
at the 2008
Annual Meeting:
	David C. Cole	Mr. Cole is a partner and President of Cole Valley Motor Company, an automobile dealership. Mr. Cole has been the President of JDT, Inc., Jay Cole Chevrolet, CJB Property and David Tom LTD since 2001. All companies are in the automobile sales industry. Mr. Cole is 46 years old and has been a member of the Board of Directors since 1989.

	Lawrence A. Fantauzzi	Mr. Fantauzzi was elected Senior Vice President of the Bank in 1996. He serves as Controller and Chief Financial Officer, as well as Secretary-Treasurer of both Cortland Bancorp and The Cortland Savings and Banking Company (the “Bank”). Mr. Fantauzzi has also been Vice President and Director of New Resources Leasing Corporation, a subsidiary of the Bancorp, since 1995. Mr. Fantauzzi is 57 years old and has been a member of the Board of Directors since 1999.

	Neil J. Kaback	Mr. Kaback is a partner with Cohen & Company, an accounting firm. Mr. Kaback is a member of the American Institute of CPAs and the Ohio Society. He is 44 years old and was appointed to the Board on February 24, 2004.

Recommenda-
tion and Vote:	Under Ohio law, the three nominees receiving the greatest number of votes will be elected to the Board of Directors. Common shares represented by properly executed and returned proxy cards will be voted FOR the election of the Board of Directors’ nominees named above unless authority to vote for one or more nominees is withheld. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes, but will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy.

The Board of Directors recommends a vote FOR the election of the nominees named above.

CONTINUING DIRECTORS

The following information, as of March 1, 2005, concerning the age, principal occupation or employment, other affiliations and business experience of each continuing director has been furnished to Cortland Bancorp by each director. Unless otherwise indicated, each individual has had his principal occupation for more than five years. Mr. Hoffman, who is in the class of directors whose terms will expire at the 2006 annual meeting of shareholders, is a first cousin to Craig M. Phythyon, a member of the Bank’s Executive Management Team.

PRINCIPAL OCCUPATION, AGE
	NAME	AND YEAR BECAME A DIRECTOR
Term will Expire
at the 2006
Annual Meeting:
	George E. Gessner	Mr. Gessner is an attorney. He is a partner and Director in the law firm of Gessner & Platt Co., L.P.A. Mr. Gessner is 60 years old and has been a member of the Board of Directors since 1987.

	James E. Hoffman, III	Mr. Hoffman is an attorney. He is President of Hoffman & Walker Co., L.P.A. Mr. Hoffman is 53 years old and has been a member of the Board of Directors since 1984.

	Timothy K. Woofter	Mr. Woofter is President, CEO and Director of Stanwade Metal Products, a manufacturer of tanks and distributor of oil equipment, and Lucky Oil Equipment, a distributor of oil equipment. Mr. Woofter is a partner in the Woofter Family Limited Partnership and a Director for the Trade Association, Steel Tank Institute. Mr. Woofter was also Vice President, Treasurer and Director of Kinsman Precast, Inc., which is now closed. He is 54 years old and has been a member of the Board of Directors since 1985.

PRINCIPAL OCCUPATION, AGE
	NAME	AND YEAR BECAME A DIRECTOR
Term will Expire
at the 2007
Annual Meeting:
	Jerry A. Carleton	Mr. Carleton is the owner of Jerry Carleton Enterprises, Inc., a general contracting and development company he founded in 1972. Mr. Carleton is also a limited partner in Eagle Ridge Properties LLC, a development company. Since 1995, Mr. Carleton has been a Professor Emeritus at Kent State University Trumbull Campus, where he also serves as an advisor for campus planning and development. Mr. Carleton is 62 years old and was appointed to the Board of Directors on August 24, 2004.

PRINCIPAL OCCUPATION, AGE
	NAME	AND YEAR BECAME A DIRECTOR
Term will Expire
at the 2007
Annual Meeting:
	K. Ray Mahan	Mr. Mahan is President of Mahan Packing Company, a meat packing company. Mr. Mahan is 65 years old and has been a member of the Board of Directors since 1976.

	Rodger W. Platt	Mr. Platt is President and Chairman of the Board of Cortland Bancorp. He is also President, Chairman of the Board and Chief Executive Officer of the Bank. Mr. Platt is 69 years of age and has been a member of the Board of Directors since 1974.

	Richard B. Thompson	Mr. Thompson is an owner and executive of Therm-O-Link, Inc.; Vulkor, Inc.; and Therm-O-Link of Texas, Inc., all manufacturers of electrical wire and cable. He is also an owner and executive of Geneva Partners, a condominium development company, and an owner and executive of Kinsman IGA, a grocery store. In 2003, Mr. Thompson became the owner of the Heritage Hill Grain Company, an agricultural business. Mr. Thompson is 56 years of age and has been a member of the Board of Directors since 2001.

BOARD INFORMATION

Board
Meetings:	In 2004, the Board of Directors of Cortland Bancorp held a total of 11 meetings. Each director attended at least 75% of his Board and committee meetings.

Cortland Bancorp encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the incumbent directors and director nominees attended Cortland Bancorp’s last annual meeting of shareholders held on April 13, 2004.

Although Cortland has not to date adopted formal procedures by which shareholders may communicate directly with directors, it believes that its current process, wherein any communication sent to the Board, either generally or in care of the Chief Executive Officer, Secretary, or another corporate officer, is forwarded to all members of the Board, has adequately served the needs of the Board and shareholders. There is no screening process, and all communications that are received by officers for the Board’s attention are forwarded to the Board.

Until any other procedures are developed and posted on Cortland Bancorp’s website at www.cortland-banks.com, any communication to the Board may be mailed to the Board, in care of the Investor Relations Officer, at Cortland Bancorp’s headquarters in Cortland, Ohio. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” In addition, communication via Cortland Bancorp’s website may be used. Correspondence through the investor relations page of the website is also directed to the Investor Relations Officer. All such communications, whether via mail or website, must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Investor Relations Officer will make copies of all such communications and circulate them to the appropriate director or directors.

Board
Committees:	Audit Committee: The Audit Committee conducts its business pursuant to a written charter adopted by the Board of Directors. A current copy of the charter of the Audit Committee is posted on Cortland Bancorp’s website at www.cortland-banks.com. At least annually the Audit Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board for approval.

The Audit Committee is responsible for appointing, compensating and overseeing the independent auditors employed by Cortland Bancorp for the purpose of preparing and issuing an audit report, including any related work. It also approves audit reports and plans, accounting policies, and audit outsource arrangements, including audit scope, internal audit reports, audit fees and certain other expenses. The Audit Committee is responsible for developing procedures for the receipt, retention and treatment of complaints regarding accounting, internal auditing controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and other matters covered by Securities and Exchange Commission (the “SEC”) Rule 10A-3. The Audit Committee also receives reports from the loan review area of the Bank. The Audit Committee held six (6) meetings during 2004.

Serving as members throughout 2004 were Directors Mahan, Thompson and Woofter. Also serving as members during 2004 were Mr. Hagood and Mr. Kaback. Mr. Kaback attended the first meeting in 2004, and replaced Mr. Hagood upon Mr. Hagood’s retirement at the annual meeting of shareholders in 2004. Mr. Hagood’s last meeting was March 9, 2004. All members are independent outside directors. Director Mahan serves as chairman of the Audit Committee.

The Board of Directors has determined that each of the members of the Audit Committee is capable of (i) overseeing the accounting and financial reporting processes of Cortland Bancorp, (ii) overseeing the audits of the consolidated financial statements of Cortland Bancorp, (iii) appointing, compensating and overseeing the independent auditors employed by Cortland Bancorp for the purpose of preparing and issuing an audit report or performing related work, and (iv) assisting the Board of Directors in the oversight of the independent auditors’ qualifications and independence. The members of the Audit Committee have substantial background and experience as the chief executive officer of their respective business or as members of their profession. The Board of Directors has determined that, while the Board believes that each of the members of the Audit Committee is qualified to discharge his duties, it is appropriate to disclose that the Board has not designated any particular member of the Audit Committee as qualifying as an “audit committee financial expert” under the rules of the SEC.

In the opinion of Cortland Bancorp’s Board, the directors who serve on the Audit Committee are independent under the current independence requirements of the Nasdaq Stock Market, Inc. (the “Nasdaq Corporate Governance Standards”) and Rule 10A-3 promulgated by the SEC under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

The Audit Committee’s report relating to the 2004 fiscal year appears on page ten.

Executive Compensation Committee: The Executive Compensation Committee reviews and recommends officer compensation levels and benefit plans. The Board of Cortland Bancorp and the Board of the Bank currently consist of the same individuals, and all executive officers of Cortland Bancorp are also currently executive officers of the Bank. The executive officers of Cortland Bancorp receive no compensation from Cortland Bancorp. Instead, they are paid by the Bank for services rendered in their capacities as executive officers of Cortland Bancorp and the Bank.

The Executive Compensation Committee, which is technically a committee of the Bank’s Board, oversees executive officer compensation and compensation under the Profit Sharing Program and the Employee Benefit Plan 401(k). The committee held two meetings in 2004. Only those directors who are not officers or employees of Cortland Bancorp or the Bank are eligible for service on the Executive Compensation Committee. Directors Carleton, Cole, Gessner and Woofter comprised the Executive Compensation Committee in 2004. Subject to continuing supervision of the committee, authority to establish compensation standards for non-executive officers has been delegated to Mr. Stephen Telego, Sr. Mr. Telego is Senior Vice President and Director of Human Resources and Corporate Administration of the Bank and advisor to the Executive Compensation Committee.

Nominating Committee: The Board of Directors has established a Nominating Committee. The members of the Nominating Committee are Mr. Cole, Mr. Mahan and Mr. Woofter. Mr. Woofter serves as the Chairman of the Nominating Committee. The Board of Directors has determined that all of the Nominating Committee members meet the current independence requirements of NASDAQ Corporate Governance Standards and applicable rules and regulations of the SEC. The purposes of the Nominating Committee are:

• To identify qualified candidates for election, nomination or appointment to the Board and recommend to the full Board a slate of director nominees for each annual meeting of the shareholders of Cortland Bancorp or as vacancies occur;

• To make recommendations to the full Board and the Chairman of the Board regarding assignment and rotation of members and chairs of committees of the Board;

• To recommend the number of members to serve on the Board; and

• To undertake such other responsibilities as may be referred to the Nominating Committee by the full Board or the Chairman of the Board.

The Charter of the Nominating and Corporate Governance Committee of the Board of Directors of Cortland Bancorp was approved by the full Board on October 26, 2004. A copy of the Charter is attached as Appendix A to this proxy statement. You may also view the Charter on Cortland Bancorp’s website at www.cortland-banks.com

Nominating
Procedures:	As described above, Cortland Bancorp has a standing Nominating Committee that has the responsibility to identify and recommend individuals qualified to become directors. Each candidate must satisfy the eligibility requirements set forth in Cortland Bancorp’s Code of Regulations, Article Two, Section 2.01. Authority and Qualifications. No person who has attained the age of 70 shall be eligible for election as a director, and each director shall be the holder of shares of stock of the corporation with an aggregate par value or stated value of $500, an aggregate shareholder equity of at least $500, or an aggregate fair market value of at least $500. It should be noted that the Company is asking the shareholders to amend Article Two, Section 2.01. Authority and Qualifications.

When considering potential candidates for the Board, the Nominating Committee will strive to assure that the composition of the Board, as well as its practices and operation, contributes to an effective representation and advocacy of shareholders’ interest. The Nominating Committee may consider those factors it deems appropriate in evaluating director candidates, including judgment, skill, diversity, strength of character, experience with business and organizations comparable in size and scope to Cortland Bancorp, experience and skills relative to other Board members, and specialized knowledge or experience. Depending upon the current need of the Board, certain factors may be weighed more heavily than others by the Nominating Committee.

In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials and, other than the eligibility requirements set forth in Cortland Bancorp’s Code of Regulations, there are no specific minimum qualifications that must be met by a Nominating Committee recommended nominee. However, the Nominating Committee does believe that each member of the Board should be of the highest character and integrity; possess a reputation for working constructively with others; have sufficient time to devote to Board matters; and be without any conflict of interest that would impede the individual’s performance as a director.

The Nominating Committee will consider candidates for the Board from any reasonable source, including shareholder recommendations. The Nominating Committee will not evaluate candidates differently based on who has made the recommendation. The Nominating Committee will have the authority to hire and pay a fee to consultants or search firms for the purpose of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants, search firms or any other individuals.

According to Section 2.03(B) of Cortland Bancorp’s regulations, any shareholder who desires to nominate an individual to the Board must provide timely written notice. To be timely, the notice must be mailed to the President at least 14 days but no more than 50 days, before the meeting at which directors will be elected, or within 7 days after notice of the meeting is mailed to shareholders if the meeting is held within 21 days after Cortland Bancorp mails notice of the meeting. The shareholder’s notice of nomination must give:

• The name and address of his nominee;

• The principal occupation of the nominee;

• The approximate number of shares you reasonably anticipate will be voted in favor of the proposed nominee;

• The name and address of the shareholder making the nomination; and

• The number of shares beneficially owned by the shareholder making the nomination.

We will disregard a shareholder’s nomination if it is not made in compliance with these rules and standards.

BOARD COMPENSATION

Retainer
and Fees:	Non-employee directors receive a $15,000 annual retainer for serving on the Board of Directors of Cortland Bancorp’s bank subsidiary, The Cortland Savings and Banking Company while employee directors receive a $6,000 annual retainer. Non-employee directors of Cortland Bancorp serve without retainer or fee for services on the Board of Cortland Bancorp, but receive life insurance coverage and accrue benefits under the Director Retirement Agreements described below. Non-employee directors of the Bank may also elect to participate in the Bank’s healthcare plans.
Retirement
Agreements and
Insurance for
Non-Employee
Directors:	Directors Cole, Gessner, Hoffman, Kaback, Mahan, Thompson, and Woofter are parties to Director Retirement Agreements with Cortland Bancorp. The Director Retirement Agreement promises a post-retirement benefit of $10,000 payable annually for 10 years if the director retires after reaching his normal retirement age, which is a function of years of service on the Board and attained age. Retirement ages range from age 61 (Director Cole), age 62 (Director Hoffman), age 63 (Directors Mahan and Woofter), age 66 (Director Gessner), and age 67 (Director Kaback) to age 70 (Director Thompson). A reduced annual retirement benefit is payable if the director terminates service or becomes disabled before reaching the normal retirement age, but the benefit is not payable until the director finally reaches his normal retirement age. If termination of the director’s service occurs within one year after a change in control of Cortland Bancorp, the director will receive cash in a single lump sum equal to the retirement benefit expense accrued by Cortland Bancorp. The Director Retirement Agreement benefits to which a director is entitled are payable to his beneficiary after the director’s death, but if the director dies in active service to Cortland Bancorp before reaching his normal retirement age, his beneficiary will be entitled to cash in a single lump sum equal to the retirement benefit expense accrued by Cortland Bancorp. Cortland Bancorp expects to enter into a similar Director Retirement Agreement with Director Carleton in 2005, subject to the insurer issuing a policy of insurance on Director Carleton’s life as discussed below. The normal retirement age under Director Carleton’s agreement is currently expected to be age 70.

Cortland Bancorp purchased insurance on the lives of directors who are parties to the Director Retirement Agreements and entered into split dollar agreements with them, promising to share a portion of the life insurance death benefits with directors’ designated beneficiaries. Each director’s portion of the policy’s death benefit is $100,000, payable to the director’s beneficiary whether the director’s death occurs while in active service to Cortland Bancorp or after retirement. Cortland Bancorp will receive any death benefits remaining after payment to the director’s beneficiary. Cortland Bancorp fully paid the premiums for the policies but expects to recover the premium in full from its portion of the policies’ death benefits. On December 28, 2004, the Board of Directors approved the purchase of insurance on Director Carleton’s life. Assuming the policy of insurance on Director Carleton’s life is issued, Cortland Bancorp expects to enter into a similar split dollar agreement with him as well in 2005.

Cortland Bancorp purchased the split dollar life insurance policies as informal financing for its payment obligations under the Director Retirement Agreements. Although Cortland Bancorp expects the life insurance benefits to ultimately offset the payment obligations, the non-employee directors’ contractual entitlements under the Director Retirement Agreements are not funded and remain contractual liabilities of Cortland Bancorp.

AUDIT COMMITTEE REPORT

     The Audit Committee has submitted the following report for inclusion in this proxy statement:

     The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2004 and has discussed the audited financial statements with management. The Audit Committee has also discussed with Packer Thomas, Cortland Bancorp’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (having to do with accounting methods used in the financial statements). The Audit Committee has received the written disclosures and the letter from Packer Thomas required by Independence Standards Board Standard No. 1 (having to do with matters that could affect the auditor’s independence), and has discussed with Packer Thomas the independent accountants’ independence. Based on this, the Audit Committee recommended to the Board that the audited financial statements be included in Cortland Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

     Submitted by the Audit Committee
          Neil J. Kaback, K. Ray Mahan, Richard B. Thompson and Timothy
               K. Woofter

EXECUTIVE COMPENSATION COMMITTEE REPORT

Compensation Philosophy and
Objectives:	The goal of Cortland Bancorp and the Bank is to attract, retain, and motivate all of their employees, and to –

• reward performance that increases the value of Cortland Bancorp common shares;

• attract, retain, and motivate executives with competitive compensation opportunities;

• encourage management ownership of Cortland Bancorp’s common shares; and

• balance short-term and long-term strategic goals.
Executive Compensation
Generally:	The Executive Compensation Committee evaluates Mr. Platt’s performance, and Mr. Platt evaluates the performance of all other executive officers. All executive officer evaluations take into account –

• job knowledge, initiative, and originality;

• quality and accuracy of work performed and priority setting;

• customer relations;

• subordinate feedback and ability to provide instruction to staff; and

• the relationship of these factors to Cortland Bancorp’s and the Bank’s achievement of their overall objectives.

Profit Sharing
Program:	The Bank maintains a discretionary profit sharing program for its executive officers and employees. If the Bank achieves its profit goal for the fiscal year, the Board may (but is not required to) approve profit sharing. Each employee receives one point for every ten years of service and one point for every thousand dollars of pay earned during the year. This total is multiplied by a factor determined by the Board and the new total is multiplied by a factor representing the employee’s job grade, placement within that job grade and most recent performance review.

Employee Benefit
Plan 401(k):	Effective April 1, 2000, employees may make pre-tax contributions from 1% to 15% of eligible pay through payroll deduction to the Bank’s defined contribution 401(k) plan. Internal Revenue Service dollar limits apply. The Bank makes matching contributions equal to 100% of pre-tax contributions up to 5% of eligible pay. Contributions to the 401(k) Plan, plus any earnings they generate, are fully and immediately vested.

CEO
Compensation:	As the principal executive officer of Cortland Bancorp and the Bank, Mr. Platt’s key responsibilities include:

• directing and guiding Bank activities;

• taking the initiative for organizational changes, new products and services, expansion of the Bank’s service area, and strategic planning;

• communicating policies and goals to officers and department heads;

• monitoring employee morale;

• maintaining esprit de corps to encourage high productivity;

• ensuring the integrity of the assets of Cortland Bancorp and the Bank;

• cultivating positive customer relationships;

• sustaining and enhancing shareholder relations and communications; and

• promoting community involvement.

The Executive Compensation Committee’s evaluation of Mr. Platt’s compensation is based upon the committee’s assessment of:

• Mr. Platt’s performance of his key responsibilities;

• growth and operating results of Cortland Bancorp and the Bank;

• challenges that exist in achievement of corporate objectives, and Mr. Platt’s progress overcoming the challenges arising from time to time;

• compensation practices at peer group institutions; and

• Mr. Platt’s level of responsibility in comparison to chief executives of other peer group institutions.

Peer group comparison data are derived from a variety of sources, including the Bank Administration Institute, SNL Securities, the Ohio Bankers Association, and information provided by compensation consultants engaged from time to time. Cortland Bancorp and the Bank consider their peer group to consist of publicly held, community-based regional bank and bank holding companies in Ohio with total assets between $350 million and $600 million.

As part of the Executive Compensation Committee’s review of his performance, Mr. Platt completes a self-evaluation rating his performance on an ascending scale of 1 to 5. Mr. Platt completes his review in conjunction with the performance and merit reviews for all employees. In February of 2004 the Bank granted performance and merit adjustments for its employees. The Executive Compensation Committee recommended and the Board approved Mr. Platt’s salary for the 2004 fiscal year to be increased from $232,000 to $242,788 based on a performance rating of 4.5 out of a possible 5. Mr. Platt’s salary reflects the effectiveness of his leadership, vision, and focus in achieving corporate objectives and enhancing shareholder value, and a comparative analysis of chief executive compensation at other peer group institutions.

Deductibility Under Internal Revenue Code
Section 162(m):	Cortland Bancorp believes it is in shareholders’ best interest to retain as much flexibility as possible in the design and administration of executive compensation plans. Cortland Bancorp and the Bank recognize, however, that Section 162(m) of the Internal Revenue Code disallows a tax deduction for non-exempted compensation in excess of $1,000,000 paid for any fiscal year to a corporation’s chief executive officer and four other most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Executive Compensation Committee currently intends to structure performance-based compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. The Board of Directors and the Executive Compensation Committee could award non-deductible compensation in other circumstances as they deem appropriate. Moreover, because of ambiguities in the application and interpretation of Section 162(m) and the regulations issued, we can give you no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) actually will be deductible.

Conclusion:	The Executive Compensation Committee believes that Mr. Platt and his executive team have provided outstanding service to Cortland Bancorp and to the Bank. The Executive Compensation Committee will work to ensure that the executive compensation programs continue to meet our strategic goals as well as our overall objectives

                                   Submitted by the Executive Compensation Committee
                                        Jerry A. Carleton, David C. Cole, George E. Gessner and Timothy K. Woofter

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Gessner &
Platt, Co., LPA	The Corporation and the Bank also retained the legal services of Gessner & Platt, Co., LPA. Mr. George E. Gessner is a member of Cortland Bancorp’s Board of Directors and Executive Compensation Committee. Mr. Gessner is also a member of Gessner & Platt Co., LPA. Messrs. Robert M. Platt Sr. and Jr. of Gessner & Platt, Co., LPA are the brother and nephew, respectively, of Cortland Bancorp’s President and Chairman of the Board and the Bank’s President, Chairman, and CEO, Rodger W. Platt. The amount of fees paid to Gessner & Platt Co., LPA by the Corporation and the Bank during 2004 was less than 5% of the law firm’s gross revenues during 2004.

Certain
Transactions:	Cortland Bancorp and the Bank retained the legal services of Hoffman & Walker Co., LPA during 2004. James E. Hoffman, III is a member of Cortland Bancorp’s Board of Directors. Mr. Hoffman is also a 60% shareholder of Hoffman & Walker Co., LPA. The amount of fees paid to Hoffman & Walker Co., LPA by the Corporation and the Bank during 2004 was $14,213, which was approximately 7.5% of the firm’s gross revenues during 2004.

Management
Indebtedness:	Certain directors and officers, including members of the Compensation Committee, and one or more of their associates have engaged in banking transactions with the Bank. All of these transactions were in the ordinary course of the Bank’s business during 2004 and up to the present time. All loans and undisbursed commitments to loan included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of Cortland Bancorp, do not involve more than a normal risk of collectibility, nor do they contain or present any other features unfavorable to Cortland Bancorp or the Bank. Cortland Bancorp and the Bank expect that similar transactions will occur in the future.

EXECUTIVE COMPENSATION

     Cortland Bancorp does not provide any monetary compensation directly to its executive officers.
Instead, the executive officers of Cortland Bancorp are paid by the Bank for services rendered in their capacity as executive officers of Cortland Bancorp and the Bank. For the President and Chief Executive Officer and for the Bank’s four other most highly compensated executive officers, who were serving as executive officers at the end of 2004 and whose total compensation (including salary and bonus, if any) exceeded $100,000, the following table shows all forms of compensation paid or payable to the named executive officers for services in all capacities for the years indicated:

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
							Long Term
						(#)	Incentive
				($)	($)	Securities	Plan($)
Name and		($)	($)	Other Annual	Restricted	Underlying	(LTIP)	($)
Principal Position	Year	Salary (1)	Bonus (2)	Compensation	Stock Awards	Options	Payouts	All Other Compensation(4)

Rodger W. Platt
President and Chairman of the Board of	2004	$249,413.00	$0.00	(3)	—	—	—	$15,763.00
Cortland Bancorp and President,	2003	$239,524.00	$0.00	(3)	—	—	—	$17,000.00
Chairman, and CEO of the Bank	2002	$238,000.00	$21,148.00	(3)	—	—	—	$15,781.00

Lawrence A. Fantauzzi, Senior Vice President, Chief Financial Officer,	2004	$155,730.00	$0.00	(3)	—	—	—	$11,681.00
Controller and Secretary-Treasurer of	2003	$150,013.00	$0.00	(3)	—	—	—	$8,904.00
Cortland Bancorp and the Bank	2002	$146,563.00	$10,263.00	(3)	—	—	—	$8,372.00

James M. Gasior, Senior Vice President and Chief of Credit Administration and	2004	$130,491.00	$0.00	(3)	—	—	—	$7,762.00
Lending of Cortland Bancorp and the	2003	$125,274.00	$0.00	(3)	—	—	—	$6,817.00
Bank	2002	$122,415.00	$9,439.00	(3)	—	—	—	$6,694.00

Timothy Carney, Senior Vice President and Chief Operations Officer of the Bank	2004	$107,985.00	$0.00	(3)	—	—	—	$6,106.00
	2003	$102,795.00	$0.00	(3)	—	—	—	$5,518.00
	2002	$100,280.00	$8,641.00	(3)	—	—	—	$5,788.00

Stephen A. Telego, Sr., Senior Vice President and Director of Human	2004	$106,680.00	$0.00	(3)	—	—	—	$6,541.00
Resources and Corporate Administration	2003	$106,680.00	$0.00	(3)	—	—	—	$6,359.00
of the Bank	2002	$105,000.00	$8,657.00	(3)	—	—	—	$6,304.00

(1)	For Rodger W. Platt and Lawrence A. Fantauzzi, the salary figures for each year include director’s fees of $6,000. Salary figures also include amounts deferred at the election of the named executive officers under the Bank’s 401(k) plan.

(2)	Represents bonuses paid under the Bank’s profit sharing plan, under which the Board of Directors may award a discretionary cash payment to officers and employees based upon achievement of the Bank’s profit goal established each year.

(3)	Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total salary and bonus.

(4)	Consists of the Bank’s contribution to the 401(k) plan accounts for the named executive officers and the imputed monetary value of life insurance policies for the named executive officers. For 2004, 2003 and 2002 respectively, the Bank made contributions of $10,250.00, $11,676.24 and $10,000.00 to the 401(k) plan account of Mr. Platt, $7,486.53, $6,846.06, and $7,541.50 to the account of Mr. Fantauzzi, $6,524.56, $6,263.64 and $6,388.67 to the account of Mr. Gasior, and $5,399.21, $5,133.96 and $5,566.05 to the account of Mr. Carney and $5,334.00, $5,334.00 and $5,766.85 to the account of Mr. Telego. The imputed value of life insurance policies for income tax purposes in 2004, 2003 and 2002 respectively, were $5,513.40, $5,324.00 and $5,781.48 for Mr. Platt, $4,194.52, $2,057.52 and $830.00 for Mr. Fantauzzi, $1,237.00, $556.00 and $305.00 for Mr. Gasior, $706.90, $384.00 and $222.00 for Mr. Carney and $1,207.60, $1,024.60 and $537.00 for Mr. Telego.

     Salary Continuation Agreements and Life Insurance.. Cortland Bancorp and the Bank do not have a defined benefit pension plan promising benefits based on final compensation and years of service. However, effective March 1, 2001, the Bank entered into defined benefit salary continuation agreements with eight officers, including the five executive officers identified in the Summary Compensation Table. The agreements are intended to provide the officers with an annual benefit for 15 years of approximately 60% of their estimated final compensation at the normal retirement age of 65, taking into account anticipated benefits payable to the retired officer under the Bank’s 401(k) plan and Social Security benefits. The salary continuation agreements provide for reduced benefits in the case of early termination on or after reaching the early retirement age (age 62 for officers other than Mr. Platt, age 65 for Mr. Platt), or in the case of termination due to disability occurring at any age, but in either case benefits do not become payable until the officer finally reaches the normal retirement age. Benefits are fixed under the salary continuation agreements regardless of whether actual final compensation equals the final compensation estimate established when the Bank entered into the agreements. Payment of benefits is accelerated if the officer’s service with the Bank terminates within one year after a change in control, whether termination is voluntary or involuntary. However, no benefits are payable if the officer’s employment is terminated for cause, if he is removed from office by an order issued under the Federal Deposit Insurance Act, if a receiver is appointed under the Federal Deposit Insurance Act, or if the FDIC enters into an agreement to provide assistance under the Federal Deposit Insurance Act to the Bank.

     The salary continuation agreements of five of the eight officers were amended in 2003, including the agreements of Messrs. Carney, Fantauzzi, Gasior, and Telego (but not Mr. Platt), by adoption of Second Amended Salary Continuation Agreements. The purpose of the amendment was to increase the fixed benefit promised by the salary continuation agreements, targeting the fixed benefit at 60% of projected final compensation at normal retirement age (less benefits attributable to the Bank’s contributions to the officer’s 401(k) plan account and the Bank’s portion of the officer’s Social Security benefits).

     With a single premium payment of $2.3 million, on December 29, 2000, the Bank purchased insurance policies on the lives of the eight officers who are parties to salary continuation agreements. The Bank expects to recover in full the premium paid by it from the Bank’s portion of the policies’ death benefits. If the officer dies before age 65 in active service to the Bank, instead of salary continuation agreement benefits, the officer’s beneficiaries will receive a life insurance death benefit in a fixed amount. The life insurance benefit will be paid under the terms of a split dollar agreement entered into by the officer and the Bank at the same time as the salary continuation agreements. The Bank will receive the remainder of the life insurance death benefits. If the officer dies after termination of employment, the beneficiaries will receive any payments to which the officer would have been entitled under the salary continuation agreement, but none of the proceeds of the life insurance. With an additional single premium payment of $2.5 million in July 2003, the Bank purchased additional insurance policies to support the enhanced benefits payable under the Second Amended Salary Continuation Agreements and the benefit payable under the new salary continuation agreement for a ninth officer.

     The Bank purchased the split dollar life insurance policies as informal financing for the salary continuation agreement payment obligation arising out of an officer’s death before retirement. Although the Bank expects the split dollar life insurance policy benefits to support the payment obligations under the salary continuation agreements, the officers’ contractual entitlements under the agreements are not funded and remain contractual liabilities of the Bank.

     The table to follow shows benefits payable under the salary continuation agreements, as well as the life insurance death benefits payable under the associated split dollar agreements, for the executive officers named in the Summary Compensation Table. The Bank has also agreed to pay legal fees incurred by the officers associated with the interpretation, enforcement or defense of their rights under the salary continuation agreements, up to a maximum of $500,000 individually.

	Benefits Payable under the Salary Continuation Agreements (1)
	Annual benefits payable for 15 years for
					Lump sum
	Early termination	Early			payable for	Life
	occurring	termination			termination	insurance
	in 2005 -	occurring at			within one	death benefit
	benefit payable	age 62	Disability	Termination	year after a	if the
	at normal	– benefit payable	occurring in 2005	on or after	change in	executive
	retirement	at normal	benefit payable	normal	control	dies in active
Named executive	age	retirement	at normal	retirement	occurring in	service to the
officer	(2))	age (3)	retirement age	age (4)	2005 (5)	Bank (6)
Rodger W. Platt	$60,000	$ n/a	$60,000	$60,000	$900,000	$523,203
Lawrence A. Fantauzzi	$0	$69,405	$29,726	$85,700	$481,707	$807,051
James M. Gasior	$0	$68,045	$15,231	$72,100	$180,694	$678,977
Stephen A. Telego, Sr	$0	$65,819	$20,266	$74,500	$292,449	$701,578
Timothy Carney	$0	$65,223	$13,126	$67,200	$115,655	$632,833

(1)	The benefits shown in the table for Messrs. Carney, Fantauzzi, Gasior, and Telego are based on their December 2003 Second Amended Salary Continuation Agreement and Second Amended Split Dollar Agreement and Endorsement. The benefits of Mr. Platt are based on his August 15, 2002 Amended Salary Continuation Agreement and Amended Split Dollar Agreement, when his original March 1, 2001 Salary Continuation Agreement was amended without a change in benefits. The benefits shown in this table and the Bank’s costs for the insurance purchased on officers’ lives are not reflected in the Summary Compensation Table included elsewhere in this proxy statement.

(2)	No benefits are payable if service terminates before the early retirement age, which is age 62 for officers other than Mr. Platt and age 65 for Mr. Platt. Mr. Platt is currently the only executive officer eligible for early termination benefits. But if termination of service at any age is due to disability or if it follows within one year after a change in control, benefits are payable under the agreements regardless of the executive’s age when termination occurs. In the case of early termination or disability, payments under the agreements do not begin until the executive finally reaches the normal retirement age.

(3)	For each year of service after reaching age 62 (the early retirement age), the early termination benefit increases in amount until normal retirement age. Mr. Platt is currently vested in his early termination benefit, but Messrs. Fantauzzi, Gasior, Telego and Carney do not become vested in the early termination benefit until they reach age 62 in 2009, 2021, 2015 and 2027, respectively.

(4)	The normal retirement age is 65 for officers other than Mr. Platt, for whom the retirement age is 70.

(5)	The amount shown assumes a change in control occurs by the end of 2005 and that the officer’s employment terminates immediately after the change in control. For officers other than Mr. Platt, the lump-sum benefit payable for termination within one year after a change in control is the discounted present value of the total retirement benefit expense expected to be accrued by the Bank at the officer’s normal retirement age, using a discount rate of 6.75% with monthly compounding. But in Mr. Platt’s case only, the lump-sum benefit is fixed at $900,000. The lump sum change-in-control benefit is payable within three days after termination of employment, provided that termination occurs within one year after the change in control. Mr. Platt’s Amended Salary Continuation Agreement also provides for an excise tax gross up payment if the total payments and benefits due him as a result of a change in control exceed the limits under Section 280G of the Internal Revenue Code. The other officers are entitled to the same excise tax gross-up benefit under their severance agreements, discussed elsewhere in this proxy statement. The potential gross-up benefits are not reflected in the table above.

(6)	The death benefit is payable under split dollar agreements associated with and entered into at the same time as the salary continuation agreements. If the officer’s death occurs in active service to the Bank, the death benefit would be paid under the split dollar agreement and no benefits would be paid under the salary continuation agreement. But the split dollar agreements terminate when the officer’s employment terminates or when the officer reaches the normal retirement age. Mr. Platt alone has a second split dollar agreement, in addition to the split dollar agreement associated with his Amended Salary Continuation Agreement, which does not terminate when his employment terminates and which provides for payment of a death benefit equal to the amount of his highest base salary in any of the 10 years before Mr. Platt’s employment termination.

     Group Term Carve-Out Plan. On December 29, 2000, the Bank purchased insurance policies on the lives of 22 officers, for which the Bank made a single premium payment of approximately $2.8 million. Currently, a corporation can provide its employees with a group term life insurance policy death benefit of up to $50,000 on a tax-free basis. The cost of providing a death benefit exceeding $50,000 is currently taxed to the employee as ordinary income. The Group Term Carve-Out Plan replaces the taxable portion of the group term life insurance plan with tax-free permanent life insurance. The 22 officers covered by the group term carve-out split dollar insurance include Mr. Fantauzzi, Mr. Gasior, Mr. Telego and Mr. Carney.

     The Bank and the officers share rights to death benefits payable under the policies. An officer’s beneficiaries are entitled to an aggregate amount equal to –

1)	the lesser of (a) $500,000 or (b) twice the officer’s current annual salary at the time of death, less $50,000, if he or she dies before retirement; or

2)	the lesser of (a) $500,000 or (b) the officer’s most recent salary at the time of death

-	if he or she dies after retirement (provided he or she did not retire before the early retirement age of 62);

-	if his or her employment shall have previously terminated within one year after a change in control, whether termination was voluntary or involuntary; or

-	if employment terminated due to disability.

     The Bank receives the remainder of the death benefits, which the Bank expects to be sufficient to recover in full the premium paid by the Bank. No benefits are payable under the plan to any officer whose employment terminates before the age of 62, unless termination is due to disability or unless termination followed within one year after a change in control (as defined in the Group Term Carve-Out Plan). Benefits payable to the officers’ beneficiaries are payable in a lump sum. The officers also have life insurance benefits under the Bank’s group term life insurance program for all employees, paying benefits up to $50,000 to the employee’s beneficiaries if the employee dies while employed by the Bank. The Bank’s costs for the insurance purchased on officers’ lives are not reflected in the Summary Compensation Table included elsewhere in this proxy statement.

     Severance Agreements. To assure itself of the continuity of management and to ensure that management is not unduly distracted by potential changes in control that could affect their financial security, Cortland Bancorp and the Bank entered into severance agreements with Messrs. Fantauzzi, Gasior, Telego, and Carney and with four other officers in January 2001. The initial term of each severance agreement is three years, renewing each year for an additional one-year term unless the Board of Directors gives advance written notice that the contract will not automatically renew. The severance agreement terminates when the officer attains age 65.

     The severance agreement provides that the executive is entitled to severance compensation if a change in control occurs during the term of the agreement, payable in a single lump sum. The severance compensation equals the officer’s annual salary when the change in control occurs, plus the amount of any bonus earned for the last whole calendar year. Under the severance agreements, a change in control means any of the following events occur –

     (a) Merger: Cortland Bancorp merges into or consolidates with another corporation, or merges another corporation into Cortland Bancorp, with the result in either case that less than 50% of the total voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were Cortland Bancorp shareholders immediately before the merger or consolidation;

     (b) Acquisition of Significant Share Ownership: a person or group of persons acting in concert acquires the power to vote 25% or more of Cortland Bancorp’s common shares;

     (c) Acquisition of Control of Cortland Bancorp: Cortland Bancorp’s Board of Directors determines (i) that a person has acquired the power to direct Cortland Bancorp’s management or policies and (ii) that this constitutes an acquisition of control for purposes of the Bank Holding Company Act and the Change in Bank Control Act and regulations thereunder. Under the Bank Holding Company Act and the Change in Bank

Control Act, control is conclusively presumed to exist when an acquiror has 25% ownership of a bank holding company, and control may be rebuttably presumed to exist when the acquiror has 10% ownership. Control determinations under the Bank Holding Company Act and the Change in Bank Control Act are highly dependent on the facts of each case and are not necessarily based on stock ownership alone;

     (d) Change in Board Composition: during any period of two consecutive years individuals who constituted the Board of Directors of Cortland Bancorp or the Bank at the beginning of the two-year period cease for any reason to constitute at least a majority (but directors first elected during the two-year period who were nominated by vote of at least two-thirds (2/3) of the directors are treated as if they were themselves directors at the beginning of the two-year period); or

     (e) Sale of Assets: Cortland Bancorp sells substantially all of its assets to a third party.

     If a change in control occurs and the total benefits or payments to which an officer is entitled as a result are subject to excise taxes under Sections 280G and 4999 of the Internal Revenue Code (whether the benefits or payments arise under the severance agreement or under another compensation plan or arrangement, such as the salary continuation agreements or the Group Term Carve-Out Plan), the officer will be entitled to an additional “gross-up” benefit. The gross-up payment would approximate 80% of the amount that would be necessary for the officer’s net benefits after payment of income, payroll, and excise taxes to equal the total change-in-control benefits promised under the severance agreement, the salary continuation agreement, or other benefit plans and arrangements. Specifically, the payment would include reimbursement of 100% of the excise tax plus 80% of the excess amount necessary to fully reimburse the officer for income, payroll, and excise taxes imposed. The gross-up payment would not be deductible by Cortland Bancorp or the Bank. Not party to a severance agreement, Mr. Platt is entitled to a similar gross-up benefit under his Amended Salary Continuation Agreement. Internal Revenue Code Section 280G disallows an employer’s compensation deduction for so-called “excess parachute payments,” and Internal Revenue Code Section 4999 imposes a 20% excise tax on an officer who receives an excess parachute payment. In general, benefits arising out of a change in control, such as severance benefits and accelerated payment or accelerated vesting under salary continuation agreements or stock options, constitute parachute payments under the Internal Revenue Code if their value – calculated according to IRS procedures – exceeds the officer’s average taxable compensation over the preceding five years multiplied by three. If the change-in-control benefits exceed that threshold, the officer incurs an excise tax equal to 20% of the amount exceeding his or her average taxable compensation over the preceding five years, and the employer forfeits its compensation deduction for benefits exceeding the five-year average.

     If an officer’s employment terminates within one year after a change in control, Cortland Bancorp must also continue his life, health and disability insurance coverage for up to three years, along with fringe benefits such as club memberships. The officer will also be entitled to out-placement services for one year, and tax and financial planning services for three years after termination. The severance agreements also include a promise on the part of Cortland Bancorp and the Bank to pay officers’ legal fees associated with the interpretation, enforcement, or defense of their rights under the severance agreements, up to a maximum of $500,000, individually, as adjusted for inflation from time to time.

     The term “change in control” is defined in Mr. Platt’s Amended Salary Continuation Agreement in the same way the term is defined in the severance agreements. The Second Amended Salary Continuation Agreements of Messrs. Carney, Fantauzzi, Gasior, and Telego define the term “change in control” to mean any of the transactions or events described in clauses (a) [merger], (b) [acquisition of 25% of Cortland Bancorp’s shares], (d) [change in a majority of the board], and (e) [sale of assets] above.

CORTLAND BANCORP PERFORMANCE GRAPH
CUMULATIVE VALUE OF $100 INVESTMENT
Comparison of Five-Year Cumulative Total Return Among Cortland Bancorp,
The Russell 3000 Index and SNL Securities Index of Banks with Assets Under $500Million. (1)

	Period Ending
Index	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004

Cortland Bancorp	100.00	114.32	153.65	199.72	243.98	208.60
Russell 3000 Index	100.00	92.54	81.94	64.29	84.25	94.32
SNL Bank Index (under $500 million)	100.00	96.47	133.45	170.90	249.47	287.96

(1)	Assumes that on December 31, 1999, $100 each was invested in the common shares of Cortland Bancorp, the Russell 3000 Index, and the SNL Bank Index, with all subsequent dividends reinvested. Cortland Bancorp is not among the banking companies included in the SNL Bank Index, nor is it included in the Russell 3000 Index. SNL Securities provided information for Cortland Bancorp, the Russell 3000 Index and the SNL Bank Index. The S & P 500 Index, referenced in previous years, has been replaced by an index representing a broader universe of stocks, the Russell 3000 Index, and which has performed similar to the S & P Index over the time periods referenced above. Past performance provides no guarantee or assurance that similar results can or will be achieved in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors and executive officers, all stock ownership reports required to be filed by such persons with the SEC were timely made during 2004.

CORTLAND BANCORP SHARE OWNERSHIP BY
DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the ownership of Cortland Bancorp’s common shares by directors and executive officers. Ownership includes direct and indirect (beneficial) ownership, as defined by rules established and promulgated by the SEC. To the best of our knowledge, each person, along with his spouse (if any), has sole voting and investment power unless otherwise noted. Information in this table is based upon 4,188,597 outstanding common shares of Cortland Bancorp as of March 1, 2005. No person or entity owns more than 5% of the outstanding common shares of Cortland Bancorp.

Directors’		Number of	Percentage of
Name and Address	Position	Shares	Outstanding Shares
Jerry A. Carleton	Director	648.00	0.015
4314 Mahoning Avenue NW
Warren, Ohio 44483

David C. Cole	Director	2,981.747	0.071
4111 Elm Road NE
Warren, Ohio 44483

Lawrence A. Fantauzzi	Director, Senior Vice	11,698.477	0.279
194 West Main Street	President, Controller,
Cortland, Ohio 44410	Chief Financial Officer
	and Secretary-Treasurer

George E. Gessner	Director	21,566.061	0.515
212 West Main Street
Cortland, Ohio 44410

James E. Hoffman, III (2)	Director	3,309.684	0.079
7553 Warren Sharon Road
Brookfield, Ohio 44403

Neil J. Kaback	Director	180.000	0.004
1386 Virginia Trail
Youngstown, Ohio 44505

K. Ray Mahan	Director	116,389.336	2.779
6540 State Route 45
Bristolville, Ohio 44402

Rodger W. Platt	Chairman, President, and	29,413.000	0.702
194 West Main Street	Chief Executive Officer
Cortland, Ohio 44410

Richard B. Thompson	Director	71,948.984	1.718
621 Dana Street NE
Warren, Ohio 44483

Timothy K. Woofter	Director	53,305.993	1.273
6868 State Route 305 West NE
Hartford, Ohio 44424

Executive Officers’		Number of		Percentage of
Name and Address	Position	Shares		Outstanding Shares
Timothy Carney	Senior Vice President and	1,597.875		0.038
194 West Main Street	Chief Operations Officer
Cortland, Ohio 44410

James M. Gasior	Senior Vice President	5,394.547		0.129
194 West Main Street	and Chief Lending
Cortland, Ohio 44410	Officer

Stephen A. Telego	Senior Vice President	2,017.531	(1)	0.048
194 West Main Street	and Chief of Corporate
Cortland, Ohio 44410	Administration and
Director of Human
Resources

Other Unnamed
Executive Officers’	Shares	Outstanding Shares
Unnamed executive officers as a group (5 persons)	10,973.816	0.262

Grand Total for Directors and Executive Officers, as a Group (18 Persons)	331,425.051	7.912

(1)	Includes 5.302 shares in a Uniform Transfer to Minor Account for the benefit of Stephen A. Telego, Jr. and 5.302 shares in a Uniform Transfer to Minor Account for the benefit of Robert Telego. Both are sons of Stephen A. Telego.

(2)	Craig M. Phythyon, one of the Executive Officers included in the Group of 18, is a first cousin to Director James E. Hoffman, III. The number of shares attributable to Craig M. Phythyon is 1,924.340 which is .046% of the shares outstanding.

Code of Ethics:	The Company has adopted a code of ethics as part of its corporate compliance program. The code of ethics applies to all of the Company’s officers and employees, including its Chief Executive Officer, Chief Financial Officer and Controller. The code is posted on the investor relations page of the Company’s website at www.cortland-banks.com. Any amendments to, or waivers from, this code of ethics will be posted on this same website.

First Proposal	PROPOSED AMENDMENT OF CODE OF REGULATIONS
ARTICLE TWO
DIRECTORS
SECTION 2.01. AUTHORITY AND QUALIFICATIONS

Purpose of Proposal:	Section 2.01 of the Company’s Code of Regulations currently prohibits the election of any person who has attained the age of 70. In addition, the director must be a shareholder of the corporation in an amount equal to or greater than an aggregate par value or stated value of $500, an aggregate equity value of $500, or an aggregate fair market value of $500.

Proposal:	It is proposed that shareholders adopt amendments to Cortland Bancorp’s Code of Regulations to require directors to retire from the Board no later than December 31 of the year in which the director attains the age of 70. The Board believes that adoption of the proposed retirement date is more equitable than the current requirement, which is based on the election date rather than the date of service. It is also the Board’s judgment that the current stock ownership value of a minimum of $500 is no longer adequate. The proposed amendment increases the minimum value of the required shares to $5,000 and clarifies the basis for valuation.

The shareholders of the Company will be asked to adopt the following resolution at the Annual Meeting:

RESOLVED, that the Code of Regulations of Cortland Bancorp be, and it hereby is, amended by deleting Section 2.01 in its entirety and substituting therefore the following Section 2.01:

Section 2.01 Authority and Qualifications. Except where the law, the articles of incorporation or the regulations otherwise provide, all authority of the corporation shall be vested in and exercised by its directors. Each director shall retire from service as a director of the corporation no later than December 31 of the year in which the director attains the age of 70. Each director shall be the holder of shares of stock of the corporation in an amount equal to or greater than the aggregate fair market value of $5,000. In the event that a fair market value is not readily available, the director shall hold an aggregate pro rata share of equity in an amount equal to or greater than $5,000, employing a valuation method recommended by the Audit Committee of the board of directors and approved by the board of directors. Determination of such value is to be based on the value of the shares of stock either on the date such shares were purchased or on the date such person became a director, whichever value is greater.

The Board recommends that shareholders vote “FOR” the amendment to the Code of Regulations

Second Proposal — approval of the Form and Use of Indemnification
                                       Agreements for Directors

Why Provide Indemnification?

     Like every other company, Cortland Bancorp must attract and retain qualified people to serve as directors and officers. It is in Cortland Bancorp’s and its shareholders’ best interests that these people be able to exercise judgment on the company’s behalf without exposure to unreasonable personal risk. Increases in directors’ and officers’ litigation risks impair a company’s ability to recruit and retain qualified people. Therefore, Cortland Bancorp believes it is necessary and desirable to provide directors and officers with assurance that the burden of liability and litigation expenses arising out of their services will be indemnified to the full extent permitted by the Ohio General Corporation Law.

     The proposed form of indemnification agreement included in Appendix A does not alter the standard of care directors owe to Cortland Bancorp and its shareholders under the Ohio General Corporation Law. Indemnification also cannot affect a director’s potential liability under the federal securities laws. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted under the articles of incorporation, the regulations and the proposed form of indemnification agreement, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy and is therefore unenforceable.

     Like the corporate law of most if not all states, Ohio’s General Corporation Law allows an Ohio corporation to indemnify its directors and officers against liabilities arising out of their service to the corporation, and it allows the corporation to advance a director’s or officer’s litigation expenses before the litigation is concluded. And like the corporate law of most if not all states, the Ohio General Corporation Law makes clear that a corporation may provide broader indemnification rights to its directors and officers through indemnification provisions in its governing documents – its articles of incorporation and regulations – and through private indemnification contracts. In addition to the limited indemnification powers that exist under the Ohio General Corporation Law, Cortland Bancorp’s regulations provide for indemnification of directors and officers. Cortland Bancorp proposes to enter into indemnification agreements with directors and officers in substantially the form attached to this proxy statement as Appendix A.

     The following discussion of the indemnification and other provisions of the Ohio General Corporation Law and Cortland Bancorp’s regulations is merely a summary. The discussion is qualified in its entirety by reference to the Ohio General Corporation Law and Cortland Bancorp’s regulations, including the provisions cited in the discussion. Cortland Bancorp is not aware of any pending or threatened litigation that would lead to claims under the articles of incorporation, the regulations or the form of indemnification agreements.

The Ohio General Corporation Law Provides Limited Statutory Indemnification Rights

     Permitted Indemnification in General. Section 1701.13(E) of the Ohio General Corporation Law grants to Ohio corporations the power to indemnify directors within prescribed limits, requiring indemnification in some circumstances. The scope of authorized indemnification is more limited in the context of a shareholder’s lawsuit brought on behalf of the corporation – a so-called “derivative suit” – than it is in other litigation contexts.

     Indemnification Is Required If the Director Is Successful on the Merits. Under Ohio General Corporation Law section 1701.13(E)(3), an Ohio corporation must indemnify a director who is wholly successful in a derivative suit or in a non-derivative suit, whether the director is successful on the merits or on another basis.

     Indemnification Is Allowed, Even If He Is Not Successful on the Merits. If a director is not successful in the defense of litigation but nevertheless satisfied the standard of conduct established under the Ohio General Corporation Law, indemnification is discretionary. The standard of conduct requires that the director “acted” in good faith and in the manner the director reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Indemnification also may be ordered by a court even if the director did not satisfy the required standard of conduct for indemnification. The general standard of conduct required of directors is stated in section 1701.59(B) of the Ohio General Corporation Law –

     (B) A director shall perform the director’s duties as a director, including the duties as a member of any committee of the directors upon which the director may serve,

in good faith, in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

     No Indemnification If the Director Acted Negligently or Improperly Obtained a Personal Benefit. The Ohio General Corporation Law does not authorize indemnification in a derivative suit if the director is held liable to the corporation for his actions. Indemnification in those cases may be ordered by a court, however.

     Advancement of Directors’ Expenses. If a director of an Ohio corporation is named as a defendant in litigation, the corporation may advance his expenses if the director agrees to repay the amount advanced if it is ultimately determined that the director did not satisfy the applicable standard of conduct. Expenses includes attorneys’ fees.

Cortland Bancorp’s Governing Documents Also Provide for Indemnification

     Code of Regulations. Many corporations provide for indemnification in their governing documents, clarifying and in some cases expanding upon the indemnification provided by statute. Rather than the discretionary indemnification allowed under Ohio General Corporation Law section 1701.13(E), section 5.01 of Cortland Bancorp’s Code of Regulations requires indemnification if the director satisfied the standard of conduct established in section 1701.59(B) of the Ohio General Corporation Law, stating also that a person seeking indemnification is presumed to have acted according to the required standard of conduct. Like section 1701.13(E)(5) of the Ohio General Corporation Law, section 5.05 of Cortland Bancorp’s regulations also allows a director’s litigation expenses to be advanced if the director agrees to repay the amount advanced if it is ultimately determined that the director is not entitled to indemnification.

     Indemnification Rights under a Company’s Governing Instruments or and under the Ohio General Corporation Law Are Not Exclusive of Indemnification Rights under Private Agreements. Both section 1701.13(E)(6) of the Ohio General Corporation Law and section 5.06 of Cortland Bancorp’s regulations allow Cortland Bancorp to purchase and maintain insurance and enter into private indemnification agreements to protect directors, officers, employees, and agents from liability, regardless of whether the power to indemnify those individuals exists under the Ohio General Corporation Law.

We Propose That Shareholders Approve the Form and Use of Director Indemnification Agreements

     Indemnification Rights under the Code of Regulations Can Be Taken Away Without Directors’ and Officers’ Consent. The indemnification protection of Cortland Bancorp’s regulations could become ineffective. For example, if Cortland Bancorp merges into another company, Cortland Bancorp’s regulations would be cancelled. Additionally, the regulations could be amended after a change in control of Cortland Bancorp to delete or limit indemnification rights.

     Indemnification Agreements Are Private Contracts; Directors’ and Officers’ Contract Rights Cannot Be Taken Away Unless They Consent. In contrast, if Cortland Bancorp enters into indemnification agreements with directors, the indemnification rights under those agreements would not be eliminated automatically by a merger and they would not be affected by amendment of the articles of incorporation or regulations. Indemnification agreements are private contracts, granting indemnification rights that can be modified or taken away solely with the approval of the parties to the contract, regardless of whether the articles of incorporation and regulations are cancelled or amended.

     Why Is the Director Indemnification Agreement Being Submitted to Shareholders for Their Approval? Section 1701.60(A)(1)(b) of the Ohio General Corporation Law provides that a conflict of interest transaction between a corporation and one or more of its directors, including entry into an indemnification contract between a corporation and a director, is not voidable by the corporation simply because of the director’s interest in the transaction if the material facts of the transaction and the director’s interest in the transaction are disclosed to shareholders and if the shareholders nevertheless approve the transaction. The minimum shareholder vote that is necessary for this purpose is the affirmative vote of a majority of the shares issued and outstanding, excluding shares held by interested directors. Shareholder approval is not necessary if the transaction or contract is fair to the corporation. Although the Board believes the form of indemnification agreement is fair to Cortland Bancorp – and that shareholder approval is therefore not absolutely necessary under Ohio law – the Board nevertheless believes it is appropriate that shareholders be given the opportunity to vote on this matter. Shareholder approval would make it unnecessary for the directors to prove that the indemnification agreement is fair to Cortland Bancorp if the agreement is ever challenged. For that reason, the Board is submitting this proposal for shareholders’ consideration and vote at the annual meeting.

     What Rights Do the Indemnification Agreements Provide? Shareholders should read the form of indemnification agreement included in Appendix B. The agreement requires Cortland Bancorp to indemnify directors, allowing directors to select the most favorable indemnification rights provided under –

•	Cortland Bancorp’s articles of incorporation and regulations in effect on the date of the indemnification agreement or on the date expenses are incurred;

•	state law in effect on the date of the indemnification agreement or on the date expenses are incurred;

•	any liability insurance policy in effect when a claim is made against the director or on the date expenses are incurred; and

•	any other indemnification arrangement otherwise available.

     The director would have the right to be reimbursed for expenses as they are incurred, but only if he files with Cortland Bancorp an undertaking to repay that amount if it is later determined that he must repay it. No indemnification will be required under the indemnification agreements for actions, fines, or penalties that are specifically excluded from indemnification coverage under applicable law, for claims arising under the short-swing trading prohibition of Section 16(b) of the Securities Exchange Act of 1934, or for any proceeding initiated by the director without the consent of the board, except in limited cases.

     What If Shareholders Do Not Approve the Form and Use of Director Indemnification Agreements? The Board has not determined what action, if any, it will take if shareholders do not approve the form and use of director indemnification agreements. Even if shareholders do not approve the agreements, the Board could nevertheless enter into the proposed agreements with directors based on the Board’s opinion that the agreements are fair to Cortland Bancorp. Cortland Bancorp may also enter into indemnification agreements in the form attached to this proxy statement as Appendix B with officers.

Approval of the Form and Use of Director Indemnification Agreements Requires the Affirmative Vote of a Majority Vote of the Shares Outstanding

     Under section 1701.60(A)(1)(b) of the Ohio General Corporation Law, approval of the form and use of indemnification agreements for directors requires the affirmative vote of a majority of the voting power, meaning a majority of all shares issued and outstanding and with shares held by directors excluded from the calculation of the number and percentage of shares voting. As a group, Cortland Bancorp directors own or control the power to vote approximately 7.435% of the voting power of Cortland Bancorp’s outstanding shares. Abstentions and broker non-votes will have the same effect as votes against the form and use of indemnification agreements with directors, because this matter requires the affirmative vote of a specified percentage of all shares outstanding, excluding shares held by directors.

     The preceding discussion of the indemnification agreement is merely a summary. The discussion is qualified in its entirety by reference to the form of indemnification agreement attached to this proxy statement as Appendix B.

The Board recommends that shareholders vote “FOR” approval of the form and use of director indemnification agreements

NOTIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Packer Thomas to serve as independent auditors for Cortland Bancorp for the 2005 fiscal year. They have served as independent auditors for Cortland Bancorp since 1994. Representatives of Packer Thomas plan to be in attendance at the Annual Meeting and available to answer shareholder questions.

Audit Fees for the fiscal years ended December 31, 2004 and 2003 were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly reviews of the financial statements included in Cortland Bancorp’s Quarterly Reports on Form 10-Q and services associated with SEC registrations.

Audit Related Fees include the financial statement audits of employee benefit plans.

Tax Fees include U.S. federal, state and local tax planning and advice, and U.S. federal, state and local tax compliance.

     All Other Fees must be pre-approved by the Audit Committee to ensure that such services do not impair the auditor’s independence.

	Fiscal Year	Fiscal Year
	2004	2003
Audit Fees	$92,285	$77,600
Audit Related Fees	$11,897	$6,200
Tax Fees	$11,100	$15,970
All Other Fees	$-0-	$-0–

     The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee has been designated the authority by the Committee to pre-approve the engagement of the independent auditors when the entire Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at the next committee meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS

If any shareholder of the Corporation wishes to submit a proposal to be included in next year’s Proxy Statement and acted upon at the annual meeting of the Corporation to be held in 2006, the proposal must be received by the Corporation prior to the close of business on November 17, 2005. If a shareholder intends to present a proposal at the 2006 Annual Meeting, but has not sought the inclusion of such proposal in the Corporation’s proxy materials, such proposal must be received by the Corporation prior to January 31, 2006, or the Corporation’s management proxies for the 2006 Annual Meeting will be entitled to use their discretionary voting authority, should such proposal then be raised, without any discussion of the matter in Cortland Bancorp’s proxy material.

DELIVERY OF PROXY MATERIALS

SEC rules provide for “householding,” which permits the Cortland Bancorp to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if Cortland Bancorp believes such shareholders are members of the same family or otherwise share the same address or in which one shareholder has multiple accounts, if in each case such shareholder(s) have not opted out of the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and a separate proxy card. The householding procedure reduces the volume of duplicate information that shareholders may receive and reduces the company’s expense. Cortland

Bancorp may institute householding in the future, and will notify those registered shareholders who will be affected by householding at that time.

Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own common shares of the Cortland Bancorp, you may have received householding information from your broker, bank or other nominee in the past. Please contact the holder of record directly if you have any questions, require additional copies of the proxy statement or our annual report to shareholders for the 2004 fiscal year, or to revoke your consent to household and, thereby, receive multiple copies once again. These options are available to you at any time.

OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors knows of no other matters that will be presented for action at the Annual Meeting other than those discussed in this proxy statement. If any other business should properly arise, the persons acting under the proxies solicited by the Board of Directors have the discretionary authority to vote in accordance with their best judgement.

By Order of the Board of Directors.

Lawrence A. Fantauzzi
Secretary-Treasurer

Appendix A

CHARTER OF THE NOMINATING AND CORPORATE
GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS OF
CORTLAND BANCORP
(Approved by Board of Directors October 26, 2004)

     This Charter (this “Charter”) identifies the purpose, composition, meetings and responsibilities of the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board of Directors (the “Board”) of Cortland Bancorp (the “Company”).

PURPOSE

     The purpose of the Nominating Committee is to:

•	Identify and recommend to the Board for nomination, election or appointment qualified individuals for membership on the Board;

•	Recommend for the Board’s selection the director candidates for each meeting of the Company’s stockholders at which directors are to be elected;

•	Oversee and advise the Board on corporate governance matters and practices; and

•	Perform such other duties for the Company as may be requested by the Board from time to time.

COMPOSITION

     The members of the Nominating Committee shall serve at the pleasure of the Board. The Nominating Committee shall consist of at least three members of the Board, each of whom shall be appointed by the Board. Each member of the Nominating Committee shall be free of any relationship that, in the opinion of the Board, may interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director of the Company. Each member of the Nominating Committee must meet the independence requirements of the Nasdaq Stock Market (“Nasdaq”) and any other applicable requirements, standards, laws or regulations relating to the Nominating Committee’s duties and responsibilities.

MEETINGS

     The Nominating Committee shall meet at least two times annually and may convene more frequently as circumstances dictate. The Nominating Committee shall be chaired by one of its members appointed by the Board. If the Board does not appoint a Chairperson or if the Chairperson is not present at a meeting, the members of Nominating Committee may designate a Chairperson by majority vote of the full Nominating Committee membership, or those members present, as the case may be. All Nominating Committee members are expected to attend each meeting, in person or via teleconference or other means of electronic communications permitted under applicable law and the Company’s By-laws.

     The Nominating Committee shall maintain written minutes of its meetings, which minutes shall be filed with the minutes of the meetings of the Board. The Nominating Committee may act by a majority of its members at a meeting or without a meeting if all members of the Nominating Committee consent to the action in writing or by other means of electronic transmission permitted under applicable law and the Company’s By-laws. The Chairperson of the Nominating Committee shall provide the Board with a report of the Nominating Committee’s activities and proceedings at each regularly scheduled meeting of the Board.

     The Committee may have in attendance at its meetings such members of management, consultants, other directors or others as the Committee may deem necessary or desirable to provide the information the Nominating Committee needs to carry out its duties and responsibilities.

RESPONSIBILITIES

     The Nominating Committee shall have the authority to undertake the specific responsibilities outlined in this Charter and to undertake such other responsibilities as the Board may prescribe from time to time.

A. Board and Committee Membership:

     The following are the principal duties and responsibilities of the Nominating Committee with respect to membership on the Board and committees of the Board:

1.	Establishing the criteria for selecting new directors. The Nominating Committee may consider any factors it deems appropriate, including, without limitation: judgment, skill, diversity, independence, strength of character, experience with businesses and organizations of comparable size, experience with a publicly traded company, experience and skill relative to other Board members, desirability of the candidate’s membership on the Board and any committees of the Board and the ability of the candidate to represent the Company’s stockholders.

2.	Identifying and evaluating candidates for Board membership on an ongoing basis in such manner as the Nominating Committee deems appropriate, and recommending to the Board the nominees to stand for election or re-election as directors at any meeting of stockholders at which directors are to be elected.

3.	Considering candidates for director recommended by the Company’s stockholders through the nomination procedures set forth in the Company’s By-laws. The Nominating Committee will not be obligated to consider candidates recommended by a stockholder who does not comply with those nomination procedures.

4.	In the case of a vacancy on the Board, recommending to the Board an individual to fill such vacancy through appointment by the Board or through election by the stockholders. In the case of a director nominee to fill a vacancy created by an increase in the size of the Board, recommending to the Board the class of directors in which the individual should serve.

5.	Reviewing the qualifications and independence of the members of the Board and its various committees on a periodic basis and making any recommendations the Nominating Committee deems appropriate concerning any recommended change in the composition or size of the Board and its committees.

6.	Considering matters relating to the retirement of Board members, including the recommended retirement age (currently age 70).

B. Corporate Governance:

     The following are the principal duties and responsibilities of the Nominating Committee with respect to corporate governance matters and practices:

1.	Developing and recommending to the Board for approval, and then periodically reviewing and reassessing the adequacy of, corporate governance guidelines and principles and recommending any proposed changes to the Board for approval.

2.	Reviewing and reassessing the Company’s compliance with Securities and Exchange Commission (“SEC”) and Nasdaq rules and other applicable legal or regulatory requirements pertaining to corporate governance.

3.	Recommending to the Board such changes to the Board’s committee structure and committee functions as the Nominating Committee deems advisable.

4.	Recommending to the Board such additional actions related to corporate governance matters as the Nominating Committee deems necessary or advisable from time to time.

5.	Reviewing and reassessing the adequacy of this Charter annually and recommending any proposed changes to the Board for approval. This Charter and any amendments hereto shall be publicly disclosed at the times and in the manner required by the applicable rules or criteria established by Nasdaq and the SEC.

GENERAL

     The Nominating Committee has the authority, to the extent it deems necessary or appropriate, to retain one or more consultants or search firms to assist in the identification of director nominees. The Nominating Committee shall have sole authority to retain and terminate any such consultant or search firm, including sole authority to approve the consultant’s or search firm’s fees and other retention terms. The Nominating Committee also has the authority, to the extent it deems necessary or appropriate, to retain other advisors, including legal advisors. The Company will provide for appropriate funding, as determined by the Nominating Committee, for payment of compensation to any consultants, search firms or other advisors retained by the Nominating Committee.

Appendix B

Indemnification Agreement

     This Indemnification Agreement (this “Agreement”) is made as of this ___day of ___, ___, by and between Cortland Bancorp, an Ohio corporation (the “Corporation”), and ______, a director, officer, employee, agent, or representative (as hereinafter defined) of the Corporation (the “Indemnitee”).

Recitals:

     A. The Corporation and the Indemnitee are each aware of the exposure to litigation that officers, directors, employees, agents, and representatives of the Corporation have as they exercise their duties to the Corporation,

     B. The Corporation and the Indemnitee are also aware of conditions in the insurance industry that have affected and may continue to affect the Corporation’s ability to obtain appropriate liability insurance on an economically acceptable basis,

     C. The Corporation desires to continue to benefit from the services of highly qualified, experienced, and otherwise competent persons such as the Indemnitee, and

     D. The Indemnitee desires to serve or to continue to serve the Corporation as a director, officer, employee, or agent or as a director, officer, employee, agent, or trustee of another corporation, joint venture, trust, or other enterprise in which the Corporation has a direct or indirect ownership interest, for so long as the Corporation continues to provide, on an acceptable basis, adequate and reliable indemnification against liabilities and expenses that may be incurred by the Indemnitee.

     Now, Therefore, in consideration of the foregoing premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

     1. Indemnification. Subject to the exclusions contained in Section 9 of this Agreement, the Corporation shall indemnify the Indemnitee with respect to his activities as a director, officer, employee, or agent of the Corporation or as a person who is serving or has served at the request of the Corporation (“representative”) as a director, officer, employee, agent, or trustee of another corporation, joint venture, trust, or other enterprise, domestic or foreign, in which the Corporation has a direct or indirect ownership interest (an “affiliated entity”) against expenses (including, without limitation, attorneys’ and experts’ fees, judgments, fines, and amounts paid or payable in settlement) actually and reasonably incurred by him (“Expenses”) in connection with any claim against Indemnitee that is the subject of any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, investigative, or otherwise and whether formal or informal (a “Proceeding”), to which Indemnitee was, is, or is threatened to be made a party by reason of facts that include Indemnitee’s being or having been such a director, officer, employee, agent, or representative, to the extent of the highest and most advantageous to the Indemnitee, as determined by the Indemnitee, of one or any combination of the following –

(a) The benefits provided by the Corporation’s Articles of Incorporation (“Articles”) or Regulations, or the Articles of Incorporation or Bylaws or Regulations of an affiliated entity of which the Indemnitee serves as a representative, in each case as in effect on the date hereof,

(b) The benefits provided by the Corporation’s Articles or Regulations, or the Articles of Incorporation or Bylaws or Regulations of an affiliated entity of which the Indemnitee serves as a representative, in each case as in effect at the time Expenses are incurred by the Indemnitee,

(c) The benefits allowable under Ohio law in effect at the date hereof or as amended to increase the scope of indemnification,

(d) The benefits allowable under the law of the jurisdiction under which the Corporation exists at the time Expenses are incurred by the Indemnitee,

(e) The benefits available under any liability insurance obtained by the Corporation in effect when a claim is made against Indemnitee,

(f) The benefits available under any liability insurance obtained by the Corporation in effect at the time Expenses are incurred by the Indemnitee, and

(g) Such other benefits as are or may be otherwise available to Indemnitee.

     A combination of two or more of the benefits provided by (a) through (g) shall be available to the extent that the Applicable Document (as hereafter defined) does not require that the benefits provided therein be exclusive of other benefits. The document or law providing for the benefits listed in items (a) through (g) above is called the “Applicable Document” in this Agreement. The Corporation hereby undertakes to use its best efforts to assist Indemnitee in all proper and legal ways to obtain the benefits selected by Indemnitee under item (a) through (g) above.

     For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans for employees of the Corporation or of any affiliated entity, without regard to ownership of such plans; references to “fines” shall include any excise taxes assessed on the Indemnitee with respect to any employee benefit plan; references to “serving at the request of the Corporation” shall include any service as a director, officer, employee, or agent of the Corporation that imposes duties on or involves services by the Indemnitee with respect to an employee benefit plan, its participants, or beneficiaries; references to the masculine shall include the feminine; references to the singular shall include the plural and vice versa; and if the Indemnitee acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan, he shall be deemed to have acted in a manner consistent with the standards required for indemnification by the Corporation under the Applicable Documents.

     2. Insurance. The Corporation shall maintain liability insurance for so long as Indemnitee’s services are covered hereunder, provided and to the extent that such insurance is available on a basis acceptable to the Corporation. However, the Corporation agrees that the provisions hereof shall remain in effect regardless of whether liability or other insurance coverage is at any time obtained or retained by the Corporation. But payments made to Indemnitee under an insurance policy obtained or retained by the Corporation shall reduce the obligation of the Corporation to make payments hereunder by the amount of the payments made under any such insurance policy.

     3. Payment of Expenses. At Indemnitee’s request, after receipt of written notice under Section 5 hereof and an undertaking in the form of Exhibit 1 attached hereto by or on behalf of Indemnitee to repay such amounts so paid on Indemnitee’s behalf if it shall ultimately be determined under the Applicable Document that Indemnitee is not entitled to be indemnified by the Corporation for such Expenses, the Corporation shall pay the Expenses as and when incurred by Indemnitee. That portion of Expenses representing attorneys’ fees and other costs incurred in defending any proceeding shall be paid by the Corporation within 30 days after the Corporation receives the request and reasonable documentation evidencing the amount and nature of the Expenses, subject to its also having received such a notice and undertaking.

     4. Additional Rights. The indemnification provided in this Agreement shall not be exclusive of any other indemnification or right to which Indemnitee may be entitled and shall continue after Indemnitee has ceased to occupy a position as an officer, director, employee, agent, or representative as described in Section 1 above with respect to Proceedings relating to or arising out of Indemnitee’s acts or omissions during his service in such position. The benefits provided to Indemnitee under this Agreement for the Indemnitee’s service as a representative of an affiliated entity shall be payable if and only if and only to the extent that reimbursement to Indemnitee by the affiliated entity with which Indemnitee has served as a representative, whether pursuant to agreement, applicable law, articles of incorporation or association, bylaws or regulations of the entity, or insurance maintained by such affiliated entity, is insufficient to compensate Indemnitee for Expenses actually incurred and otherwise payable by the Corporation under this Agreement. Any payments in fact made to or on behalf of the Indemnitee directly or indirectly by the affiliated entity with which Indemnitee served as a representative shall reduce the obligation of the Corporation hereunder.

     5. Notice to Corporation. Indemnitee shall provide to the Corporation prompt written notice of any Proceeding brought, threatened, asserted, or commenced against Indemnitee with respect to which Indemnitee may assert a right to indemnification hereunder; provided, however, that failure to provide such notice shall not in any way limit Indemnitee’s rights under this Agreement.

     6. Cooperation in Defense and Settlement. Indemnitee shall not make any admission or effect any settlement without the Corporation’s written consent unless Indemnitee shall have determined to undertake his own defense in such matter and has waived the benefits of this Agreement. The Corporation shall not settle any Proceeding to which Indemnitee is a party in a manner that would impose any Expense on Indemnitee without his written consent. Neither Indemnitee nor the Corporation will unreasonably withhold consent to the proposed settlement. Indemnitee and the Corporation shall cooperate to the extent reasonably possible with each other and with the Corporation’s insurers in attempts to defend or settle such Proceeding.

     7. Assumption of Defense. Except as otherwise provided below, the Corporation jointly with any other indemnifying party similarly notified may assume Indemnitee’s defense in any Proceeding, with counsel mutually satisfactory to Indemnitee and the Corporation. After notice from the Corporation to Indemnitee of the Corporation’s election to assume such defense, the Corporation will not be liable to Indemnitee under this Agreement for Expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at Indemnitee’s expense unless:

(a) The employment of counsel by Indemnitee has been authorized by the Corporation,

(b) Counsel employed by the Corporation initially is unacceptable or later becomes unacceptable to Indemnitee and such unacceptability is reasonable under then existing circumstances,

(c) Indemnitee shall have reasonably concluded that there may be a conflict of interest between Indemnitee and the Corporation (or another party being represented jointly with the Corporation) in the conduct of the defense of such Proceeding, or

(d) The Corporation shall not have employed counsel promptly to assume the defense of such Proceeding,

in each of which cases the fees and expenses of counsel shall be at the expense of the Corporation and subject to payment pursuant to this Agreement. The Corporation shall not be entitled to assume the defense of Indemnitee in any Proceeding brought by or on behalf of the Corporation or as to which Indemnitee shall have made either of the conclusions provided for in clauses (b) or (c) above.

     8. Enforcement. If a dispute or controversy arises under this Agreement between Indemnitee and the Corporation with respect to whether the Indemnitee is entitled to indemnification for any Proceeding or for Expenses incurred, then for each such dispute or controversy the Indemnitee may seek to enforce the Agreement through legal action or, at Indemnitee’s sole option and written request, through arbitration. If the Indemnitee requests arbitration, the dispute or controversy shall be submitted by the parties to binding arbitration in Trumbull County, Ohio before a single arbitrator agreeable to both parties;

provided, however, that indemnification for any claim, issue, or matter in a Proceeding brought against Indemnitee by or in the right of the Corporation and as to which Indemnitee is adjudged liable for negligence or misconduct in the performance of his duty to the Corporation shall be submitted to arbitration only to the extent permitted under the Applicable Document and applicable law then in effect. If the parties cannot agree on a designated arbitrator within 15 days after arbitration is requested in writing by the Indemnitee, the arbitration shall proceed in Trumbull County, Ohio before an arbitrator appointed by the American Arbitration Association. In either case, the arbitration proceeding shall commence promptly under the rules then in effect of that Association. And the arbitrator agreed to by the parties or appointed by that Association shall be an attorney other than an attorney who has been or is associated with a firm having associated with it an attorney who has been retained by or performed services for the Corporation or Indemnitee at any time during the five years preceding commencement of arbitration. The award shall be rendered in such form that judgment may be entered thereon in any court having jurisdiction thereof. The prevailing party shall be entitled to prompt reimbursement of any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with such legal action or arbitration; provided, however, that the Indemnitee shall not be required to reimburse the Corporation unless the arbitrator or court resolving the dispute determines that Indemnitee acted in bad faith in bringing the action or arbitration.

     9. Exclusions. Notwithstanding the scope of indemnification available to Indemnitees from time to time under any Applicable Document, no indemnification, reimbursement or payment shall be required of the Corporation hereunder with respect to –

(a) Any claim or any part thereof as to which Indemnitee shall have been determined by a court of competent jurisdiction, from which no appeal is or can be taken, by clear and convincing evidence, to have acted with deliberate intent to cause injury to the Corporation or with reckless disregard for the best interests of the Corporation,

(b) Any claim or any part thereof arising out of acts or omissions for which applicable law prohibits elimination of liability,

(c) Any claim or any part thereof arising under Section 16(b) of the Securities Exchange Act of 1934 pursuant to which Indemnitee shall be obligated to pay any penalty, fine, settlement or judgment,

(d) Any obligation of Indemnitee based upon or attributable to the Indemnitee gaining in fact any improper personal benefit, gain, profit, or advantage, or

(e) Any proceeding initiated by Indemnitee without the consent or authorization of the Board of Directors of the Corporation, provided that this exclusion shall not apply with respect to any claims brought by Indemnitee (1) to enforce his rights under this Agreement or (2) in any Proceeding initiated by another person or entity whether or not such claims were brought by Indemnitee against a person or entity who was otherwise a party to such proceeding.

     Nothing in this Section 9 shall eliminate or diminish the Corporation’s obligations to advance that portion of Indemnitee’s Expenses representing attorneys’ fees and other costs incurred in defending any proceeding pursuant to Section 3 of this Agreement.

     Furthermore, anything herein to the contrary notwithstanding, nothing in this Agreement requires indemnification, reimbursement or payment by the Corporation, and the Indemnitee shall not be entitled to demand indemnification, reimbursement or payment under this Agreement, if and to the extent indemnification, reimbursement, or payment constitutes a “prohibited indemnification payment” within the meaning of Federal Deposit Insurance Corporation Rule 359.1(l)(1) [12 CFR 359.1(l)(1)].

     10. Extraordinary Transactions. The Corporation covenants and agrees that in the event of any merger, consolidation, or reorganization in which the Corporation is not the surviving entity, any sale of all or substantially all of the assets of the Corporation, or any liquidation of the Corporation (each such event is hereinafter referred to as an “extraordinary transaction”), the Corporation shall –

(a) Have the obligations of the Corporation under this Agreement expressly assumed by the survivor, purchaser, or successor, as the case may be, in such extraordinary transaction, or

(b) Otherwise adequately provide for the satisfaction of the Corporation’s obligations under this Agreement, in a manner acceptable to Indemnitee.

     11. No Personal Liability. Indemnitee agrees that neither the directors nor any officer, employee, representative, or agent of the Corporation shall be personally liable for the satisfaction of the Corporation’s obligations under this Agreement, and Indemnitee shall look solely to the assets of the Corporation for satisfaction of any claims hereunder.

     12. Severability. If any provision, phrase, or other portion of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal, or unenforceable, in whole or in part, and such determination becomes final, such provision, phrase, or other portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of the Agreement enforceable, and the Agreement as thus amended shall be enforced to give effect to the intention of the parties insofar as that is possible.

     13. Subrogation. If any payments are made under this Agreement, the Corporation shall be subrogated to the extent thereof to all rights to indemnification or reimbursement against any insurer or other entity or person vested in the Indemnitee, who shall execute all instruments and take all other actions as shall be reasonably necessary for the Corporation to enforce such rights.

     14. Governing Law. The parties hereto agree that this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio.

     15. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Corporation, notice shall be given to the board of directors, Cortland Bancorp, 194 W. Main Street, P.O. Box 98, Cortland, Ohio 44410-1466, or to such other or additional person or persons as the Corporation shall have designated to the Indemnitee in writing. If to the Indemnitee, notice shall be given to the Indemnitee at the address of the Indemnitee appearing on the Corporation’s records, or to such other or additional person or persons as the Indemnitee shall have designated to the Corporation in writing.

     16. Termination. This Agreement may be terminated by either party upon not less than 60 days’ prior written notice delivered to the other party, but such termination shall not diminish the obligations of the Corporation hereunder with respect to Indemnitee’s activities before the effective date of termination.

     17. Amendments and Binding Effect. This Agreement and the rights and duties of Indemnitee and the Corporation hereunder may not be amended, modified, or terminated except by written instrument signed and delivered by the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

     In Witness Whereof, the undersigned have executed this Agreement as of the date first above written.

Cortland Bancorp

Exhibit 1

Form of Undertaking

     This Undertaking has been entered into by _______(“Indemnitee”) pursuant to an Indemnification Agreement dated as of _______, ___ (the “Indemnification Agreement”), by and between Cortland Bancorp, an Ohio corporation (the “Corporation”), and Indemnitee.

Recitals:

     A. Under the Indemnification Agreement, the Corporation has agreed to pay Expenses (within the meaning of the Indemnification Agreement) as and when incurred by Indemnitee in connection with any claim against Indemnitee that is the subject of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, or investigative, to which Indemnitee was, is, or is threatened to be made a party by reason of facts that include Indemnitee’s being or having been a director, officer, or representative (within the meaning of the Indemnification Agreement) of the Corporation,

     B. Such a claim has arisen against Indemnitee and Indemnitee has notified the Corporation thereof in accordance with the terms of Section 5 of the Indemnification Agreement (hereinafter the “Proceeding”), and

     C. Indemnitee believes that Indemnitee should prevail in the Proceeding, and it is in the interest of both Indemnitee and the Corporation to defend against the claims against Indemnitee thereunder.

     Now, Therefore, Indemnitee hereby agrees that in consideration of the Corporation’s advance payment of Indemnitee’s Expenses incurred before final disposition of the Proceeding, Indemnitee hereby undertakes to reimburse the Corporation for any and all expenses paid by the Corporation on behalf of Indemnitee before final disposition of the Proceeding if the Indemnitee is determined under the Applicable Document (within the meaning of the Indemnification Agreement) to be required to repay such amounts to the Corporation under the Indemnification Agreement and applicable law, provided that if Indemnitee is entitled under the Applicable Document to indemnification for some or a portion of such Expenses, Indemnitee’s obligation to reimburse the Corporation shall only be for those Expenses for which Indemnitee is determined to be required to repay such amounts to the Corporation. Such reimbursement or arrangements for reimbursement by Indemnitee shall be consummated within 90 days after a determination that Indemnitee is required to repay such amounts to the Corporation under the Indemnification Agreement and applicable law.

     Further, the Indemnitee agrees to reasonably cooperate with the Corporation concerning such proceeding.

     In Witness Whereof, the undersigned has set his hand this ___day of ___, ___.

Indemnitee

FORM OF PROXY
CORTLAND BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder(s) of common shares of Cortland Bancorp hereby appoints K. Ray Mahan, Richard B. Thompson, and Jerry A. Carleton, or any one of them with full power of substitution, to serve as my(our) proxy to attend the Annual Meeting of Shareholders of the Cortland Bancorp to be held on Tuesday, April 12, 2005 at 7:00 p.m. at The Cortland Savings and Banking Company, 194 West Main Street, Cortland, Ohio 44410, and to vote all of the common shares of Cortland Bancorp the undersigned is entitled to vote at such Annual Meeting or adjournment as follows:

(1)	Election of Directors

	DAVID C. COLE	☐	☐
		FOR	WITHHOLD AUTHORITY

	LAWRENCE A. FANTAUZZI	☐	☐
		FOR	WITHHOLD AUTHORITY

	NEIL J. KABACK	☐	☐
		FOR	WITHHOLD AUTHORITY

(INSTRUCTIONS: To vote for an individual nominee, place an ‘X’ in the box marked “FOR” following his name. If you prefer not to vote for an individual nominee, place an ‘X’ in the box marked ‘WITHHOLD AUTHORITY’ following his name.)

(2)	To amend Section 2.01. Authority and Qualifications, of the Code of Regulations.

☐	☐
GRANT AUTHORITY	WITHHOLD AUTHORITY

(3)	To approve the form and use of indemnification agreements for directors.

☐	☐
GRANT AUTHORITY	WITHHOLD AUTHORITY

(4)	The Board of Directors of Cortland Bancorp was not aware of any other matters to be presented for action at the Annual Meeting. However, should any such matters properly come before the Annual Meeting, I authorize the above appointed proxies to vote in their discretion:

☐	☐
GRANT AUTHORITY	WITHHOLD AUTHORITY

SHARES WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED IN ITEM (1), FOR ITEM (2) AND ITEM (3) AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER WHICH PROPERLY COMES BEFORE THE ANNUAL MEETING.

Receipt of the accompanying Proxy Statement is acknowledged. Please sign, date, and return this proxy promptly in the enclosed envelope.

Dated:                     , 2005

Signature

Signature

Please sign exactly as the name appears. If
executor, trustee, etc., give full title. If shares
are registered in two names, both should sign.